November 1, 2024

JPMorgan Trust I

JPMorgan Trust II

277 Park Avenue

New York, NY 10172

Dear Sirs:

J.P. Morgan Investment Management Inc. (“JPMIM”) hereby agrees to waive advisory fees in accordance with the terms below effective November 1, 2024, through November 1, 2026.

Trust	Fund (each a “Fund”)	Advisory Fee Waiver
JPMorgan Trust I	JPMorgan 100% U.S. Treasury Securities Money Market Fund	One basis point (0.01%) of the advisory fee on the average daily assets of the Fund in excess of $200 billion.
JPMorgan Trust II	JPMorgan U.S. Government Money Market Fund	One basis point (0.01%) of the advisory fee on the average daily assets of the Fund in excess of $250 billion.

JPMIM understands and intends that each Fund will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing each Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit each Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

By: /s/ Brian S. Shlissel
Managing Director

Accepted by: JPMorgan Trust I JPMorgan Trust II

By: /s/ Timothy J. Clemens
Treasurer